UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 1, 2009 (June 1, 2009)
Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

111 Westwood Place, Suite 200, Brentwood, Tennessee		37027

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (615) 221-2250

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
On June 1, 2009, in conjunction with the public offering described in Item 7.01 below, at the Company’s request Brookdale Senior Living Inc. (the “Company”) entered into the First Amendment to the Second Amended and Restated Credit Agreement (the “First Amendment”), pursuant to which the maximum revolving loans that can be outstanding at any time under the Second Amended and Restated Credit Agreement, dated as of February 27, 2009, among the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto, will be reduced to $75 million.
Pursuant to the First Amendment, the Company has been given greater flexibility to make acquisitions by increasing aggregate permitted cash consideration from $10 million to $100 million, to make capital expenditures up to $30 million per quarter and to incur an additional $20 million in liens and letters of credit.
Additionally, the First Amendment eliminates the requirements that Fortress Investment Group LLC (“Fortress”) and certain of its affiliates maintain at least 40% ownership of the Company’s common stock and a majority of the voting power for the election of directors. The First Amendment modifies the definition of Change of Control to mean the occurrence of either of the following events: (a) the acquisition of beneficial ownership by any person or group (other than Fortress and certain of its affiliates, and certain employee benefits plans and their administrators) of 35% or more of the combined voting power of the voting stock of the Company on a fully diluted basis or (b) the board of directors of the Company shall cease to consist of a majority of the current directors or their approved replacements.
The effectiveness of the First Amendment is conditioned on, among other matters, the closing of the public offering of the Company’s common stock referenced above and the repayment of all outstanding loans (which may then be reborrowed up to a maximum of $75 million, inclusive of any outstanding letters of credit) on or before June 10, 2009.
The foregoing summary of certain provisions of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment filed as Exhibit 10.1 hereto, which is incorporated herein by reference.
Section 2 — Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The description of the First Amendment, as set forth in Item 1.01 of this report, is incorporated herein by reference.

Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure.
On June 1, 2009, the Company issued a press release announcing that it plans to raise $150 million in a public offering of its common stock. The Company expects to grant the underwriters an option for 30 days to purchase up to an additional $22.5 million of its common stock to cover over-allotments, if any. Goldman, Sachs & Co., Merrill Lynch & Co. and Barclays Capital Inc. will serve as Joint Book-Running Managers for the offering. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference in its entirety.
On June 1, 2009, the Company also announced that its occupancy has remained stable from February 2009 through May 2009, that the current amount of cash borrowings on its credit agreement is $125.0 million, and that with anticipated cash flow growth, the Company’s target is to reduce corporate leverage to approximately 6.0x annualized Adjusted EBITDA.
See the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009, for an explanation of how the Company defines Adjusted EBITDA, a detailed description of why the Company believes such measure is useful, the limitations of Adjusted EBITDA, and a reconciliation of net loss to Adjusted EBITDA.
The information furnished pursuant to this item (including Exhibit 99.1 hereto) shall not be considered “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth by specific reference in such filing that such information is to be considered “filed” or incorporated by reference therein.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

10.1	First Amendment, dated as of June 1, 2009, to the Second Amended and Restated Credit Agreement, dated as of February 27, 2009, among the Company, certain of its subsidiaries, the several lenders parties thereto, and Bank of America, N.A., as administrative agent.

99.1	Press Release dated June 1, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC. (Registrant)
/s/ T. Andrew Smith
T. Andrew Smith
Executive Vice President, General Counsel and Secretary

Date: June 1, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	First Amendment, dated as of June 1, 2009, to the Second Amended and Restated Credit Agreement, dated as of February 27, 2009, among the Company, certain of its subsidiaries, the several lenders parties thereto, and Bank of America, N.A., as administrative agent.

99.1	Press Release dated June 1, 2009

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